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                                                                     EXHIBIT 4.9

                                                                          Trylon


                    AMENDED AND RESTATED SECURITY AGREEMENT
                    ---------------------------------------



     THIS AMENDED AND RESTATED SECURITY AGREEMENT is made as of this 30th day of May, 1996, by TRYLON CORPORATION, a Michigan corporation ("Obligor") to COMERICA BANK, a Michigan banking corporation, in its capacity as collateral agent for the Lenders (as defined below) of 500 Woodward Avenue, Detroit, Michigan 48226 (in such capacity, "Collateral Agent").

                                    RECITALS
                                    --------


     A. Obligor executed and delivered to Comerica Bank, as agent for the Banks (defined below) ("Agent"), a Security Agreement dated as of January 16, 1996 (the "Prior Security Agreement"), granting Comerica Bank, as Agent, a security interest in and lien on Obligor's personal property as security for the obligations of R.J. Tower Corporation, a Michigan corporation (the "Borrower") to Comerica Bank, as Agent for the Banks under that certain Third Amended and Restated Credit Agreement dated as of January 16, 1996, among the Borrower, each of the financial institutions, including any of such financial institutions acting as the Swing Line Bank thereunder (collectively, the "Banks") and Agent.

     A. Pursuant to the First Amendment to the Third Amended and Restated Credit Agreement, dated as of May 30, 1996 among the Borrower, the Banks and the Agent (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), the Banks and the Agent have agreed to amend the Credit Agreement by, among other things, increasing the Revolving Credit Aggregate Commitment and making certain other amendments.

     B. Pursuant to the separate Note Agreements dated as of May __, 1996 (as amended, supplemented or otherwise modified from time to time, the "Note Agreements"), between the Borrower and the Purchasers named in Schedule I thereto (the "Purchasers") relating to the sale by the Obligor of (a) its $40,000,000 7.65% Senior Secured Notes, Series A, due June 1, 2006 and (b) its $25,000,000 7.82% Senior Secured Notes, Series B, due June 1, 2008 issued thereunder (together, the "Senior Notes") named therein (such Purchasers, together with all subsequent holders of the Senior Notes, the "Senior Note Holders"), the Borrower has agreed to sell to such Purchasers the Senior Notes from Borrower in the aggregate principal amount of Sixty Five Million Dollars ($65,000,000).
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     C.  Pursuant to and in accordance with the Credit Agreement  and the Note
Agreements (together, the "Agreements"), the Banks and the Senior Note Holders (collectively, with their respective successors and assigns, the "Lenders") have required that Obligor provide to Agent, as Collateral Agent for the Lenders according to the terms of the Intercreditor Agreement (as defined below), a security interest in and lien on Obligor's personal property as security for Borrower's obligations under the Revolving Credit, the Swing Line, the Credit Agreement (including any Letters of Credit issued thereunder), the Note Agreements, the Senior Notes, and the other documents, instruments, certificates or agreements executed by Borrower pursuant to or in connection with any such document or the Agreements, as such documents may be amended or otherwise modified from time to time (collectively herein, the "Loan Documents").

     D. Obligor and Agent desire to amend and restate the Prior Security Agreement to reflect the events set forth in the foregoing recitals.

     E. Agent is acting as Collateral Agent for the Lenders pursuant to Section ___ of that certain Intercreditor and Collateral Agency Agreement dated as of the date hereof by and among Borrower, Agent as Collateral Agent and the Lenders (as amended supplemented or otherwise modified from time to time, the "Intercreditor Agreement"). The Intercreditor Agreement sets forth the relative rights and priorities of the Lenders in and to the Collateral.

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. DEFINITIONS. Unless expressly defined herein, all capitalized terms used but not defined herein shall have the meanings set forth in the Intercreditor Agreement and if not defined therein, then as defined in the Agreements or the other Loan Documents, as applicable. When used herein, the following terms shall have the following meanings:

     "Account Debtor" shall mean the party who is obligated on or under any Account or Chattel Paper.

     "Account" shall mean any right of Obligor to payment for goods sold or leased or for services rendered, whether or not such right to payment has been earned by performance, and all interest and service charges thereon, and any other account of Obligor as such

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term is defined in Article 9 of the Michigan Uniform Commercial Code.

     "Chattel Paper" shall mean any writing or writings owned by Obligor which evidence (a) both a monetary obligation and a security interest in specific goods or (b) a lease of specific goods, and Obligor's rights to payments thereunder, and any other chattel paper of Obligor as such term is defined in
Article 9 of the Michigan Uniform Commercial Code.

     "Collateral" shall mean all property or rights in which a security interest is granted hereunder or arises pursuant hereto.

     "General Intangibles" shall mean any personal property (including things in action) of Obligor, other than goods, accounts, chattel paper, documents, instruments and money, and any other general intangibles of Obligor as such term is defined in Article 9 of the Michigan Uniform Commercial Code.

     "Inventory" shall mean all goods, merchandise and other personal property, now owned or hereafter produced, manufactured or acquired by Obligor which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed or to be used or consumed in Obligor's business, and any other inventory of Obligor as such term is defined in Article 9 of the Michigan Uniform Commercial Code.

     "Liabilities" shall mean:

     (1) All of Borrower's obligations contained in or arising under or in connection with the Credit Agreement and the Notes issued by it from time to time pursuant to the Credit Agreement, the Note Agreements and the Senior Notes and all obligations of the Borrower and each of the Account Parties contained in or arising under the other Loan Documents executed by it;

     (2) All obligations of Obligor under that certain Second Amended and Restated Guaranty (Tower-Michigan Debt) executed as of May ___, 1996 and that certain Amended and Restated Guaranty (Tower-Indiana Debt) and that certain Amended and Restated Guaranty (Tower-Kentucky Debt) each executed as of January 16, 1996 by Obligor and others, as each may be amended, restated, supplemented or replaced from time to time;

     (3) All obligations of Obligor under the Subsidiary Guaranties (as defined in the Note Agreements);

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     (4) All obligations of Borrower under any and all Hedging Transactions (as defined in the Credit Agreement) entered into by the Borrower pursuant to an Interest Rate Protection Agreement (as defined in the Credit Agreement) entered into between the Borrower and any Bank or any Affiliate of a Bank; and

     (5) The obligations of Obligor, Borrower or any Account Party for payment of all sums hereafter loaned, paid out, expended or advanced by or for the account of the Lenders (or any of them) or by the Collateral Agent under the terms of this Security Agreement, the Credit Agreement, the Note Agreements, the Senior Notes, or the other Loan Documents, in connection with the Collateral or any of the documents or instruments described in this Security Agreement, the Credit Agreement, the Note Agreement or the other Loan Documents; together with interest thereon; and also as security for all other indebtedness and liabilities, whether direct, indirect, absolute or contingent, owing by the Borrower or any Account Party to the Collateral Agent or the Lenders in any manner under the Credit Agreement, the Note Agreements, the Senior Notes or the other Loan Documents, which hereafter become due, or that may hereafter be incurred by the Borrower or any Account Party to or acquired (pursuant to the Credit Agreement, the Note Agreements, the Senior Notes or the other Loan Documents) by the Collateral Agent or the Lenders, and all other future obligations of the Borrower or any Account Party to the Collateral Agent or the Lenders, their successors and assigns, howsoever created, arising or evidenced, whether joint or several, direct or indirect, absolute or contingent, primary or secondary, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all replacements, consolidations, amendments, renewals or extensions of the foregoing.

     "Michigan Uniform Commercial Code" shall mean Act 174 of the Michigan Public Acts of 1962, as amended from time to time.

     "Obligated Party" shall mean Obligor, Borrower and each Account Party, and either or any of them.

     "Permitted Liens" - see Section 3.

     "Tangible Property" shall mean all machinery, equipment, furniture and other tangible personal property and fixtures of Obligor (including without limitation any specific items of such property described on any exhibit attached hereto), together with

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all accessions, additions, accessories, parts and equipment now or hereafter affixed thereto or used in connection therewith.

     Except as otherwise provided herein, all other terms used in this Security Agreement shall have the meanings given under Article 9 of the Michigan Uniform Commercial Code, or in any other article if not defined in Article 9.

     2. GRANT OF SECURITY INTEREST. As security for the payment of all Liabilities, Obligor hereby agrees that Collateral Agent, for the equal and ratable benefit of the Lenders, shall have and, to that end, assigns and grants to Collateral Agent, for the equal and ratable benefit of the Lenders, a continuing security interest in the following: all Tangible Property, Accounts, General Intangibles, Instruments and Chattel Paper of Obligor, whether now or hereafter existing or acquired, including, without limitation, all present and future claims of Obligor for tax refunds, all other present and future obligations due Obligor and all present and future interests of Obligor in any goods the sale or lease of which shall have given or shall give rise to any Accounts, Chattel Paper or Instruments; all present and future Inventory of Obligor and all documents of title covering any Tangible Property or Inventory; all records (including computer software) pertaining to the Collateral; and all products and proceeds (whether cash or non-cash proceeds) of any of the foregoing, including without limitation insurance and condemnation proceeds. This grant of a security interest includes, but is not limited to, any specific Accounts, or other Collateral listed or specified on any schedule now or hereafter annexed hereto and the proceeds thereof. The creation of a security interest in proceeds shall not be deemed to give Obligor any right to dispose of any of the Collateral.

     3.  WARRANTIES. Obligor warrants to Collateral Agent and the Lenders that:
(a) the Liabilities and every portion thereof will be paid as and when the same become due; (b) no financing statement (other than any which may have been filed on behalf of Collateral Agent and financing statements filed with respect to liens and encumbrances permitted pursuant to the terms of the Agreements (the "Permitted Liens")) covering any of the Collateral is on file in any public office; (c) Obligor is and will be the lawful owner of all Collateral, free of all liens and claims whatsoever, other than the security interest granted hereunder and the Permitted Liens, and with good right to subject the same to said security interest and Obligor will not permit any tax lien or other lien or other security interest other than in favor of Collateral Agent and the Lenders and the Permitted Liens to attach to the Collateral; (d) all information with respect to Accounts and Account Debtors set forth in any schedule, certificate or other writing and all other

                                       5
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written information at any time heretofore or hereafter furnished by Obligor to
Collateral Agent or the Lenders is and will be true and correct as of the date furnished; (e) the value of the Collateral is as has been represented to Collateral Agent and the Lenders and the Accounts and Chattel Paper are not subject to offsets, counterclaims or defaults by the Account Debtors obligated thereunder materially reducing the aggregate value thereof; (f) the Collateral and all records concerning the Collateral are located at the place(s) set forth in Section 10; (g) Obligor's chief executive office is located at the address set forth opposite Obligor's signature hereto; and (h) all items of Collateral which are fixtures under applicable law or which are in fact attached to real estate (including without limitation any specific fixtures described on an exhibit annexed hereto if applicable) are attached to the real estate described on an exhibit annexed hereto (if applicable), which exhibit also states the name(s) and address(es) of the owner(s) of such real estate if not owned by Obligor.

     4. NON-REMITTANCE BASIS LOANS. Unless Collateral Agent (acting in its sole discretion following any Default) shall notify Obligor that the Liabilities shall henceforth be on a Remittance Basis, Obligor:

          (a) will, at its own expense, endeavor to collect, as and when due, all amounts due Obligor under the Collateral, including the taking of such action with respect to such collection as Collateral Agent may reasonably request, or in the absence of such request, as Obligor may deem advisable, and may use such amounts collected in the ordinary course of its business, and

          (b) may, in the ordinary course of business, grant to any party obligated on any of the Collateral, any rebate, refund or adjustment to which such party may be lawfully entitled, may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to such Collateral, and may dispose of such returned goods.

     5. REMITTANCE BASIS LOANS. If Collateral Agent shall notify Obligor at any time following the occurrence of any Default that the Liabilities shall henceforth be on a Remittance Basis:

          (a) Unless Collateral Agent otherwise agrees in writing, Obligor shall at its sole expense establish and maintain, during the entire term of this Security Agreement (or until Collateral Agent

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

               acting in its sole discretion, shall notify Obligor that the Liabilities are no longer required to be on a Remittance Basis) a United States post office lock box (the "Lock Box"), to which Collateral Agent shall have exclusive access, and to which Obligor shall have no access. Obligor expressly authorizes Collateral Agent, from time to time, to remove all contents from the Lock Box, for disposition in accordance with this Security Agreement and the Intercreditor Agreement. Obligor agrees to notify all Account Debtors and other parties obligated to it that all payments made on any account, invoice or other Collateral (other than payments by electronic funds transfers) shall be remitted, for the credit of Borrower, to the Lock Box, and Obligor shall include a like statement on all invoices. Payments made by electronic funds transfer shall be made directly to the Cash Collateral Account (defined below), and Obligor shall so instruct its Account Debtors and other parties obligated to it. Obligor further shall execute all documents, authorizations and other agreements necessary to establish the Lock Box, and Collateral Agent's exclusive access thereto.

          (b) Whether or not Obligor is required by Collateral Agent to maintain a Lock Box under this paragraph, any and all cash, checks, drafts and other instruments for the payment of money received by Obligor at any time, in full or partial payment of any of the Collateral (properly endorsed, where required, so that such items may be collected by Collateral Agent), shall forthwith, upon receipt, be transmitted and delivered to Collateral Agent in the form received. Any such items received by Obligor shall not be commingled with any other of Obligor's funds or property, but will be held separate and apart from Obligor's own funds or property, and upon express trust for the benefit of Collateral Agent until delivery is made to Collateral Agent.

          (c) All items or amounts which are remitted to the Lock Box or otherwise delivered by or for the benefit of Obligor to Collateral Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at

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

               the option of the Collateral Agent and subject to the terms of the Intercreditor Agreement, (i) be applied to the payment of the Liabilities, whether then due or not, in such order of application as set forth in the Intercreditor Agreement, or, (ii) shall be deposited to the credit of a non-interest bearing deposit account (the "Cash Collateral Account") to be established by Obligor with Collateral Agent pursuant to this paragraph, as security for payment of the Liabilities. Obligor shall have no right whatsoever to withdraw any funds so deposited. Obligor further grants to Collateral Agent, for the equal and ratable benefit of the Lenders, a first security interest in and lien on all funds on deposit in such account. Collateral Agent shall, on a daily basis (to the extent Collateral Agent is open for the conduct of full banking business), apply any collected funds in the Cash Collateral Account toward payment of the Liabilities, whether or not then due, in such order of application as set forth in the Intercreditor Agreement. To the extent collected funds remain at any time on deposit in the Cash Collateral Account after payment and discharge in full of the Liabilities (provided there is then no Default hereunder), Collateral Agent shall release such surplus collected funds to Obligor. Obligor hereby irrevocably authorizes and directs Collateral Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., "paid in full", "balance of account", or other restriction.

          (d) Obligor agrees that neither Collateral Agent nor any of the Lenders shall be liable for any loss or damage which Obligor suffers or may suffer as a result of Collateral Agent's processing of items or its exercise of any other rights or remedies under this Security Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies hereunder. Obligor further agrees to indemnify and hold Collateral Agent and each of the Lenders harmless from and against all such third party

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               claims, demands or actions, including without limitation
               litigation costs and reasonable attorney fees, provided, however, the Obligor shall not be obligated to indemnify Collateral Agent or any Lender with respect to any such claims, demands or actions arising solely as a result of the gross negligence or willful misconduct of the Collateral Agent or such Lender, respectively.

     6.   AGREEMENTS OF OBLIGOR. Obligor will:

          (a) take or cause to be taken and execute or cause to be executed all financing statements, endorsements, assignments and other writings and do such other acts and things as Collateral Agent or Majority Lenders may from time to time reasonably request to establish, maintain and/or continue the perfected and first priority status of the security interest of Collateral Agent in the Collateral (free of all other liens (other than Permitted Liens) and claims whatsoever) to secure payment of the Liabilities or to implement or further effectuate the terms or purpose of this Security Agreement, and will on demand pay all costs and expenses of filing and recording, including the costs of any record searches, deemed necessary by Collateral Agent from time to time, to establish or determine the validity and the priority of Collateral Agent's security interest. Obligor further makes, constitutes and appoints Collateral Agent its true and lawful attorney-in-fact with full power of substitution to take any action in furtherance of this Security Agreement, including, but not limited to, the signing of financing statements, endorsing of instruments, and the execution and delivery of all documents and agreements necessary to obtain or accomplish any protection for or collection or disposition of any part of the Collateral. Such appointment shall be deemed irrevocable and coupled with an interest and may be exercised solely following the occurrence and during the continuance of a Default hereunder;

          (b) keep, at the address designated below for its records, all records concerning the Collateral, which records will be of such character as will enable Collateral Agent or its designees to determine at any time the status of the Collateral,

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

               and Obligor will not, unless Collateral Agent shall otherwise consent in Section 10 below or other writing, duplicate any such records at any other address;

          (c) give Collateral Agent not less than 30 days prior written notice of all contemplated changes in Obligor's name, legal structure, or chief executive office, or in the location of the Collateral or Obligor's records concerning same and, prior to making any such changes, file or cause to be filed all financing statements or amendments necessary or appropriate to establish and maintain a valid first priority security interest in all the Collateral for Collateral Agent;

          (d) furnish Collateral Agent such information concerning Obligor, the Collateral and the Account Debtors as Collateral Agent may from time to time reasonably request, including but not limited to agings of the Accounts and schedules, certificates and reports respecting the Collateral in such form and detail as Collateral Agent may specify;

          (e) permit Collateral Agent and the Lenders and their designees at any time and from time to time during normal business hours upon reasonable notice, to inspect the Collateral and to inspect, audit and make copies of and extracts from all records and all other papers in the possession of Obligor pertaining to the Collateral and the Account Debtors whether the same are located on Obligor's premises or elsewhere and to take any other reasonable actions necessary to confirm or ascertain the existence, condition and value of the Collateral; upon request of Collateral Agent, deliver to Collateral Agent all such records and papers; and permit Collateral Agent in accordance with its normal collateral audit procedures or at any time following the occurrence and during the continuance of a Default hereunder to obtain confirmations and information from the Account Debtors as to the Accounts and Chattel Paper and Obligor's performance with respect thereto;

          (f) upon request of Collateral Agent at any time, or from time to time, stamp on the Chattel Paper and on Obligor's records concerning the other

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               Collateral, a notation, in form satisfactory to Collateral Agent, of the security interest of Collateral Agent hereunder;

          (g) immediately upon Collateral Agent's request deliver to Collateral Agent, appropriately endorsed to the order of Collateral Agent, any Chattel Paper, note, trade acceptance, check, draft or other instrument or writing for the payment of money which shall be received by Obligor and which may at any time evidence any obligation to Obligor for payment for goods sold or leased or services rendered;

          (h) not create or permit to exist any lien on or security interest in any Collateral (or any interest therein) to or in favor of anyone other than Collateral Agent and the Permitted Liens;

          (i) not sell, lease, assign, dispose of or agree to dispose of or otherwise transfer any of the Collateral (or any interest therein) or remove the same from its present location as set forth in Section 10 or change the location of its chief executive office without the written consent of Collateral Agent, except, prior to any Default, for the sale or lease of Inventory in the ordinary course of its business and for new value, provided, that Collateral Agent shall not unreasonably withhold or delay its consent to any removal of the Collateral or change in the location of the chief executive office of Obligor and provided further that Obligor may without the consent of Collateral Agent sell, transfer or dispose of machinery and equipment which is obsolete or no longer used in the conduct of Obligor's business to the extent the book value of the machinery and equipment so disposed does not exceed $500,000 in the aggregate during any single calendar year and the net proceeds of such disposition are paid by Obligor to Collateral Agent for application to the Liabilities in such order and manner as provided in the Intercreditor Agreement;

          (j) to the extent that a security interest in Inventory or Tangible Property is granted hereunder, keep such Collateral in good condition and protect such Collateral from loss, damage or deterioration and will not materially alter or modify such

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               Collateral, and Obligor will maintain insurance on such
               Collateral with a company reasonably satisfactory to Collateral Agent against such risks and in such form and amounts as Collateral Agent may reasonably require (or if Collateral Agent shall make no specific requirement, against such risks and in such amounts as are customary and prudent for businesses similar to Obligor in size and nature and at least equal to the full insurable value thereof), such insurance to be payable to Obligor and Collateral Agent as their interests appear pursuant to loss payee and/or mortgagee clauses as specified by, and in form satisfactory to, Collateral Agent. All such insurance shall, by its terms, provide that no cancellation, lapse (including without limitation any lapse for non-payment of premiums) or material change in coverage shall become effective until thirty (30) days after receipt by Collateral Agent of written notice from the applicable carrier. Obligor further shall provide Collateral Agent with evidence satisfactory to Collateral Agent that Obligor is at all times in compliance with this paragraph. Upon the occurrence and during the continuance of a Default hereunder or if Obligor fails to do so diligently and in good faith as reasonably determined by Collateral Agent, Collateral Agent may act as Obligor's attorney-in-fact in obtaining, adjusting, settling and compromising such insurance and endorsing any drafts. If Obligor fails to provide insurance as above required, Collateral Agent may, at its option, purchase the same and the cost thereof (with interest thereon at the highest per annum rate of interest then borne by any part of the Liabilities) shall be added to the Liabilities secured hereby. The proceeds of any insurance on such Collateral may, at the Collateral Agent's option, be applied to replacement of such Collateral or payment of the Liabilities, whether due or not;

          (k) pay all taxes and assessments applicable to the Collateral before the assessment of any penalties or interest by any taxing authority;

          (l) reimburse Collateral Agent, on demand, for all costs and expenses, including without limitation reasonable attorneys' fees and legal expenses,

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

               incurred by Collateral Agent in seeking to perfect, collect, administer, maintain or enforce any rights or remedies under this Security Agreement or in respect of the Collateral, the Lock Box or the Cash Collateral Account, or in connection with any audit or inspection of the Collateral, and in case of Default, incurred by Collateral Agent in collecting or attempting to collect the Liabilities or enforcing or attempting to enforce its rights and remedies hereunder;

          (m) if any of the Collateral (or any records concerning the Collateral) is located or kept by Obligor on leased premises, (i) provide a complete and correct copy of all applicable leases to Collateral Agent, (ii) furnish or cause to be furnished to Collateral Agent from each landlord under such leases an estoppel certificate and acknowledgment in form satisfactory to Collateral Agent confirming the terms of all such leases and authorizing, on Default, Collateral Agent's entry on such premises to enforce its rights and remedies under this Security Agreement, and (iii) comply with all such leases. Obligor's rights under all such leases shall further be part of the Collateral, and included in the security interest granted to Collateral Agent hereunder;

          (n) not use or permit the use of any of the Collateral for any unlawful purpose, and will register, use, operate and control the Collateral in accordance with statutes, laws, ordinances and regulations relating thereto. Obligor further shall comply in all material respects at all times with all federal, state and local environmental protection, toxic substance and other similar laws and regulations applicable to Obligor's business or to any of the Collateral or any premises where any of the Collateral is located (Obligor hereby representing and warranting that, to its knowledge, after due inquiry, as of the date hereof, it is in compliance with all such laws and regulations) where such failure to so comply would reasonably be likely to materially adversely effect its business or the value of its property or assets (taken as a whole), and hold harmless and indemnify Collateral Agent from and against any and all liability or claims asserted against or suffered by Collateral

               Agent as a result of any failure by Obligor to comply with this paragraph (or any misrepresentation or breach of warranty hereunder), such indemnity to survive any payoff and discharge of the Liabilities.

          (o) promptly notify Collateral Agent of any after-acquired Collateral which may be or become fixtures under applicable law, and in such notice shall state the name(s) and address(es) of the owner(s) of such real estate if not owned by Obligor. Obligor, at the request of Collateral Agent, shall furnish Collateral Agent with consents or acknowledgments from all persons having an interest in the real estate (such as owners, mortgage holders and lessees, excluding, however holders of any mortgage which secures obligations with respect to the Indiana Bonds), consenting to Collateral Agent's security interest and acknowledging the priority of Collateral Agent's security interest or disclaiming any interest in any Collateral described in this paragraph or
               Section 3(h).

     7. DEFAULT. There shall be a default ("Default") under this Security Agreement if there shall occur an Event of Default (as such term is defined in either of the Agreements).

     8. REMEDIES UPON DEFAULT. Upon the occurrence of any Default hereunder, then, or at any time thereafter, unless such Default is remedied, Collateral Agent may, subject to the terms and conditions of the Intercreditor Agreement:

          (a) declare each of the Liabilities (notwithstanding any provisions thereof), without demand or notice of any kind, immediately due and payable;

          (b) without notice to Obligor, notify any parties obligated on any of the Collateral to make payment to Collateral Agent, for the ratable benefit of the Lenders, of any amounts due or to become due thereunder and enforce collection of any of the Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of Collateral Agent, Obligor will, at its own expense, notify all Account Debtors and any other parties obligated to Obligor on any of the

          Collateral to make payment to Collateral Agent of any amounts due or to become due thereunder; and

          (c) take possession of the Collateral and any records concerning same wherever they may be found, with or without process of law, and at its option, apply any Collateral against the Liabilities or leave the Collateral on Obligor's premises (rendering it unusable by any reasonable means which causes no damage to the Collateral) and dispose of the Collateral from said premises. Further, if Collateral Agent so demands, Obligor will, at its own expense, forthwith assemble and deliver the Collateral or any designated portions thereof (and any records concerning same) to Collateral Agent at a place designated by Collateral Agent reasonably convenient for Obligor. Collateral Agent may, dispose of the Collateral or any portion thereof by public or private sale (and bid at such sale) or otherwise in any manner permitted by the Michigan Uniform Commercial Code or other applicable law. Obligor agrees that Collateral Agent shall have given reasonable and sufficient notice of such intended disposition if Collateral Agent, at least seven (7) days prior to the specified date of disposition, deposits in the mail a letter addressed to Obligor at the address indicated below, postage prepaid, giving notice of the time, place and manner of disposition, provided that Obligor agrees that Collateral Agent shall otherwise be subject to no obligation, express or implied, to give notice to Obligor of any action taken or withheld by Collateral Agent. Obligor further acknowledges and agrees that no such notice need be given by Collateral Agent if Collateral Agent in its sole discretion determines in good faith that the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market.

     Collateral Agent shall apply the proceeds of any collection or disposition of the Collateral (i) to the reasonable expenses of retaking, conserving, collecting (by suit or otherwise) holding, disposing, preparing for sale, selling and the like, including reasonable attorneys' fees and legal expenses incurred, and (ii) then to the satisfaction of the Liabilities to Collateral Agent and the Lenders secured by the Collateral, the application of proceeds to the Liabilities to be in such order and manner as set forth in the Intercreditor Agreement. Collateral Agent shall not be required to examine into the validity of or to exchange or to collect on any Collateral or to take any action necessary to hold any corporation, issuer or other person or party liable on the Collateral; and diligence in looking after, preserving, or acting with respect to the Collateral or collecting the same is hereby waived by Obligor, Collateral Agent's sole duty with respect thereto being limited to the exercise of reasonable custodial care of any Collateral in its possession.

     9. GENERAL. All notices hereunder shall be provided (and shall be deemed given) in accordance with Section 11 of the Intercreditor Agreement.

     If Collateral Agent has been advised that any of the Collateral is being acquired with any proceeds of the borrowings secured hereby, Collateral Agent is hereby authorized to disburse said proceeds directly to the seller of the Collateral.

     Obligor makes, constitutes and appoints Collateral Agent its true and lawful attorney-in-fact with full power of substitution to take any action in furtherance of this Security Agreement, including, but not limited to, the signing of financing statements, endorsing of instruments, and the execution and delivery of all documents and agreements necessary to obtain or accomplish any protection for or collection or disposition of any part of the Collateral. Such appointment shall be deemed irrevocable and coupled with an interest and may be exercised solely following the occurrence and during the continuance of a Default hereunder. Without limiting the foregoing Obligor hereby specifically authorizes Collateral Agent to endorse, negotiate and reduce to cash in the name of Obligor, any check or other item, howsoever received by Collateral Agent and whether received before or after any Default, representing any payment on or other proceeds of any of the Collateral.

     Collateral Agent shall not be required to examine into the validity of or to exchange or to collect on any Collateral or to take any action necessary to hold any corporation, issuer or other person or party liable on the Collateral; and diligence in looking after, preserving, or acting with respect to the Collateral or collecting the same is hereby waived by Obligor, Collateral Agent's sole duty with respect thereto being limited to the exercise of reasonable custodial care over any Collateral in its possession.

     No delay on the part of Collateral Agent or any Lender in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Collateral Agent or any Lender of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

     If more than one party shall execute this Security Agreement, the term "Obligor" shall mean all parties signing this Security Agreement and each or any of them, and all such parties shall be jointly and severally obligated hereunder. When used herein, the neuter pronoun shall include the masculine and feminine and also the plural, and "herein", "hereof" and words of similar import shall refer to this Security Agreement in its entirety and not to any particular section or paragraph. If this Security Agreement is not dated when executed by Obligor, Collateral Agent is authorized, without notice to Obligor, to date this Security Agreement. Collateral Agent is further authorized to correct obvious or patent errors in this Security Agreement (provided that it notify Obligor promptly of such corrections).

     This Security Agreement may be amended or modified only in writing duly signed by Obligor and Collateral Agent. This Security Agreement shall be a continuing Agreement in every respect (whether or not the outstanding balance under the Liabilities is reduced to zero) and Collateral Agent's security interest in the Collateral as granted herein shall continue in full force and effect until all of the Liabilities are paid in full in cash, no commitment on the part of any of the Lenders to make advances (whether optional or obligatory) or loans to any Obligated Party remains in effect or outstanding.

     This Security Agreement has been delivered at Detroit, Michigan and shall be construed in accordance with the laws of the State of Michigan. Whenever possible each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

     The rights and privileges granted Collateral Agent hereunder shall inure to the benefit of its successors and assigns. The rights granted hereunder are cumulative and in addition to any other rights Collateral Agent may have by agreement or under applicable law.

     10. COLLATERAL AND RECORDS LOCATION(S) (Specify Street Address, County and State): See attached Exhibit "A".

     11. WAIVER OF JURY TRIAL. THE OBLIGOR AND THE COLLATERAL AGENT AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT

WITH COUNSEL, AND EACH OF THE LENDERS BY THEIR ACCEPTANCE OF THE BENEFITS HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS SECURITY AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS SECURITY AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE OBLIGOR NOR THE COLLATERAL AGENT SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE OBLIGOR OR THE COLLATERAL AGENT EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

     12. Obligor and Collateral Agent hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Security Agreement and Obligor and Collateral Agent hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Obligor irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Obligor at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Obligor in a notice to the other parties that complies as to delivery with the terms of Section 9. Nothing in this Section shall affect the right of the Collateral Agent to serve process in any other manner permitted by law or limit the right of the Collateral Agent to bring any such action or proceeding against Obligor or any of its property in the courts of any other jurisdiction. Obligor hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

     This Security Agreement amends and restates in its entirety the Prior Security Agreement, provided, however, nothing contained herein shall impair the liens and security interests established or continued thereby which liens and security interests shall continue in full force and effect.

     In the event of any conflict between the terms and conditions of this Security Agreement and the terms and conditions of the Agreements, the terms and conditions of the Agreements (and, as among the Lenders, but not otherwise, the Intercreditor Agreement) shall govern and control.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


Chief Executive Office Address:


1974 Cass-Hartman Court             TRYLON CORPORATION, a Michigan
Traverse City, MI                   corporation


                                    By: /s/ Anthony A. Barone
                                       ___________________________
                                         Anthony A. Barone

County: _________________           Its: Vice President

Accepted and Approved:

COMERICA BANK, as Collateral Agent



By: /s/ David B. Marvin
   __________________________
     David B. Marvin

Its: Vice President

                                   EXHIBIT A


                      LOCATIONS OF COLLATERAL AND RECORDS

                                                    If Leased,
                                          Owned or    name of
       Address                County       Leased    Landlord
       -------                ------      --------  ----------
1974 Cass-Hartman         Grand Traverse   Owned
Traverse City, MI

6303 28th St. S.E.             Kent        Leased   Wolverine
Grand Rapids, MI 49546                              Corp.
                                                    Lansing, MI